MATERIAL TERMS OF THE MANAGEMENT INCENTIVE PLAN. The Company's executive officers and other key management personnel, as determined by the Compensation Committee, are eligible for cash bonuses under the Company's Management Incentive Plan (the "Incentive Plan"). Bonuses under the Incentive Plan are paid out of a bonus pool that is established by the Compensation Committee based on the Company's actual performance compared to one or more Performance Measures (as defined below).

    No later than 90 days after the beginning of each fiscal year, the Compensation Committee will select the persons who will be eligible to participate in the Incentive Plan. At that time, the Compensation Committee will also allocate the bonus pool among the participants, which allocation may be based on one or more Performance Measures and satisfaction of written performance goals with respect to each selected Performance Measure. The Incentive Plan performance goals may be based on any one or more of the following criteria (the "Performance Measures") or a combination thereof: (i) net earnings; (ii) earnings per share; (iii) earnings before interest, taxes, depreciation and/or amortization; (iv) pre-tax operating income; (v) return on equity; (vi) return on assets; (vii) cash flows; (viii) return on invested capital; (ix) Economic Value Added; and (x) total shareholder return. These criteria can be applied on either an absolute or relative (with respect to the Company's operating plans, the Company's past performance or the performance of other companies) basis, and on either a consolidated or business unit level. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), the Compensation Committee may consider other performance criteria in determining the level of actual payouts from the bonus pool. The Compensation Committee has the discretion to payout less than the full amount of the bonus pool.

    The maximum amount of compensation that may be paid under the Incentive Plan to any participant in any given fiscal year is the lesser of 200% of the participant's base salary or $900,000. The Compensation Committee may not increase the amount of any participant's bonus under the Incentive Plan as so determined, but may reduce, or totally eliminate, such bonus if the Compensation Committee determines that such a reduction or elimination is appropriate in order to reflect the participant's performance or other factors.

    All payments pursuant to the Incentive Plan are to be made in cash, unless the Compensation Committee determines otherwise, and only after the Compensation Committee certifies that the pre-established performance goals for that particular year have been satisfied.

    The Incentive Plan shall be in effect for the Company's fiscal year ended January 3, 1998 and will continue in effect for subsequent years unless and until terminated by the Compensation Committee in accordance with the provisions of the plan. The Board may suspend, amend or terminate the Incentive Plan without shareholder approval at any time, except to the extent Section 162(m) requires shareholder approval thereof.